ISSN 1718-8377	Exhibit 99.2

Volume 9, number 11	July 3, 2015
PRELIMINARY AT MARCH 31, 2015

Note to the reader: Preliminary results for 2014-2015
The results published on July 3, 2015 regarding the fiscal year ended March 31, 2015 are preliminary. These results will be reviewed to reflect additional information obtained until the time the financial statements are closed. The final results will be presented in Public Accounts 2014-2015.

Highlights for March 2015
In March 2015, the budgetary balance within the meaning of the Balanced Budget Act showed a deficit of $832 million. The balance takes into account the deposit of $142 million in the Generations Fund and a $150-million contingency reserve to offset any risks resulting from the closing of the financial statements.
—	Own-source revenue was $5.4 billion, up $233 million, while federal transfers reached $1.5 billion, an increase of $221 million.
—	Program spending amounted to $6.6 billion, up $95 million, while debt service stood at $711 million, down $15 million compared to last year.
On the basis of the cumulative results at March 31, 2015, the budgetary balance within the meaning of the Balanced Budget Act was in deficit by $1.8 billion, an improvement of $1 billion over last year.
—	Own-source revenue growth was 2.3% for the year as a whole, an improvement over the forecast of 2.1% in the March 2015 budget.
—	Program spending growth was 1.8%, compared to the budget’s forecast of 2.1%.

Summary of consolidated budgetary transactions
(millions of dollars)	(Unaudited data)

	March			April to March			Budget 2015-2016
								Forecast
	2014	(1)	2015	2013-2014	2014-2015	Change (%)	2014-2015	growth (%)
Budgetary revenue
Own-source revenue	5 145		5 378	53 242	54 493	2.3	54 339	2.1
Federal transfers	1 293		1 514	16 528	16 830	1.8	16 832	1.8
Total	6 438		6 892	69 770	71 323	2.2	71 171	2.0
Budgetary expenditure
Program spending	–6 496		–6 591	–64 322	–65 466	1.8	–65 704	2.1
Debt service	–726		–711	–8 434	–8 150	–3.4	–8 164	–3.2
Total	–7 222		–7 302	–72 756	–73 616	1.2	–73 868	1.5
Consolidated entities(2)
Non-budget-funded bodies and special funds	–613		–381	248	711	—	426	—
Health and social services and education networks	143		109	–86	–79	—	–79	—
Generations Fund	117		142	1 121	1 279	—	1 253	—
Total	–353		–130	1 283	1 911	—	1 600	—
Surplus (Deficit)	–1 137		–540	–1 703	–382	—	–1 097	—
Contingency reserve	—		–150	—	–150	—	—	—
Balanced Budget Act								—
Deposits of dedicated revenues in the Generations Fund	–117		–142	–1 121	–1 279	—	–1 253	—
BUDGETARY BALANCE(3)	–1 254		–832	–2 824	–1 811	—	–2 350	—
Note:

The presentation of the budgetary information in the monthly report is consistent with that of the financial framework for the general fund and consolidated entities as published on page A.20 of The Québec Economic Plan of the March 2015 budget.

(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes made by the Ministère de l’Éducation, du Loisir et du Sport and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of non-budget-funded bodies and special funds.

(2)	Details of transactions by type of entity are presented on page 6 of this report.
(3)	Budgetary balance within the meaning of the Balanced Budget Act.

❑	Cumulative results at March 31, 2015

■	Budgetary balance

For the period from April 2014 to March 2015, the budgetary balance within the meaning of the Balanced Budget Act was in deficit by $1.8 billion.

Based on preliminary results, that is an improvement of $539 million over the deficit forecast in Budget 2015-2016, tabled on March 26, 2015. In addition, that balance takes into account a contingency reserve of $150 million until the final results for the year are in.

■	Budgetary revenue

At March 31, 2015, budgetary revenue amounted to $71.3 billion, an increase of $1.6 billion, or 2.2%, compared to March 31, 2014.

—	Own-source revenue stood at $54.5 billion, up $1.3 billion from the same time last year.

—	Federal transfers amounted to $16.8 billion, up $302 million compared to March 31, 2014.

■	Budgetary expenditure

Budgetary expenditure as of the beginning of the fiscal year totalled $73.6 billion, an increase of $860 million, or 1.2%, over last year.

—	For the period from April 2014 to March 2015, program spending rose by $1.1 billion, or 1.8%, reaching $65.5 billion.

	—	The most significant changes were an increase in program spending of the Health and Social Services mission ($1 247 million) and the Education and Culture mission ($191 million), and a decrease in program spending of the Economy and Environment mission ($189 million) and the Administration and Justice mission ($171 million).

—	Debt service amounted to $8.2 billion, a decrease of $284 million, or 3.4%, compared to last year.

■	Consolidated entities

At March 31, 2015, the results of consolidated entities showed a surplus of $1.9 billion. These results included:

—	a surplus of $711 million for non-budget-funded bodies and special funds;

—	a $79-million deficit for the health and social services and education networks;

—	dedicated revenue of $1.3 billion for the Generations Fund.

■	Net financial requirements

At March 31, 2015, consolidated net financial requirements stood at $2.4 billion, a decrease of $1.7 billion compared to last year. Net financial requirements reflect the current budgetary balance as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)	(Unaudited data)

	March				April to March
	2014	(1)	2015	Change	2013-2014	2014-2015	Change
Budgetary revenue
Own-source revenue	5 145		5 378	233	53 242	54 493	1 251
Federal transfers	1 293		1 514	221	16 528	16 830	302
Total	6 438		6 892	454	69 770	71 323	1 553
Budgetary expenditure
Program spending	–6 496		–6 591	–95	–64 322	–65 466	–1 144
Debt service	–726		–711	15	–8 434	–8 150	284
Total	–7 222		–7 302	–80	–72 756	–73 616	–860
Consolidated entities(2)
Non-budget-funded bodies and special funds	–613		–381	232	248	711	463
Health and social services and education networks	143		109	–34	–86	–79	7
Generations Fund	117		142	25	1 121	1 279	158
Total	–353		–130	223	1 283	1 911	628
Surplus (Deficit)	–1 137		–540	597	–1 703	–382	1 321
Consolidated non-budgetary surplus (requirements)	3 969		3 405	–564	937	–2 044	–2 981
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	2 832		2 865	33	–766	–2 426	–1 660
(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes made by the Ministère de l’Éducation, du Loisir et du Sport and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of non-budget-funded bodies and special funds.

(2)	Details of transactions by type of entity are presented on page 6 of this report.

General fund revenue
(millions of dollars)	(Unaudited data)

	March					April to March
Revenue by source	2014		2015		Change (%)	2013-2014		2014-2015		Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 652		1 819		10.1	19 399		19 598		1.0
Contributions to Health Services Fund	607		597		–1.6	6 780		6 854		1.1
Corporate taxes	716		752		5.0	3 254		3 506		7.7
Consumption taxes	1 313		1 392		6.0	16 607		17 330		4.4
Other sources	226		226			1 772		1 778		0.3
Total own-source revenue excluding government enterprises	4 514		4 786		6.0	47 812		49 066		2.6
Revenue from government enterprises	631		592		–6.2	5 430		5 427		–0.1
Total own-source revenue	5 145		5 378		4.5	53 242		54 493		2.3
Federal transfers
Equalization	653		775		18.7	7 833		9 286		18.5
Health transfers	462		412	(1)	–10.8	5 290		4 852	(1)	–8.3	(1)
Transfers for post-secondary education and other social programs	129		132		2.3	1 534		1 588		3.5
Other programs	–37		195		–627.0	834		1 104		32.4
Subtotal	1 207		1 514		25.4	15 491		16 830		8.6
Harmonization of the QST with the GST – Compensation	86	(2)	—		—	1 037	(2)	—		—
Total federal transfers	1 293		1 514		17.1	16 528		16 830		1.8
BUDGETARY REVENUE	6 438		6 892		7.1	69 770		71 323		2.2
(1)

In accordance with the policy directions of Budget 2014-2015, tabled on June 4, 2014, $430 million in health transfers was allocated in 2014-2015 to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. That allocation was spread over 2014-2015, at $36 million a month, after being deducted from the health transfers. Were it not for the allocation, the change would be -0.2% instead of -8.3%.

(2)

Revenue from federal compensation for sales tax harmonization is recorded as spending funded by the compensation is recognized. Consequently, the payment of $1 467 million received in that respect in 2013-2014 was spread over 2013-2014 at $86 million a month for debt service expenditure and at $36 million a month for FINESSS.

General fund expenditure
(millions of dollars)	(Unaudited data)

	March				April to March
Expenditure by mission	2014	(1),(2)	2015	Change (%)	2013-2014	(2)	2014-2015	Change (%)
Program spending
Health and Social Services	3 203		3 409	6.4	31 088		32 335	4.0
Education and Culture	1 530		1 462	–4.4	17 300		17 491	1.1
Economy and Environment	498		567	13.9	5 316		5 127	–3.6
Support for individuals and families	536		559	4.3	6 313		6 379	1.0
Administration and Justice	729		594	–18.5	4 305		4 134	–4.0
Total program spending	6 496		6 591	1.5	64 322		65 466	1.8
Debt service	726		711	–2.1	8 434		8 150	–3.4
BUDGETARY EXPENDITURE	7 222		7 302	1.1	72 756		73 616	1.2
(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes made by the Ministère de l’Éducation, du Loisir et du Sport and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of non-budget-funded bodies and special funds.

(2)	Certain expenditures were reclassified between missions to take into account the transition to the 2014-2015 budgetary structure as of September 2014.

Detailed information on the transactions of consolidated entities
(millions of dollars)	(Unaudited data)

	March 2015
				Transfers	Non-
			Specified	(expenditures)	budget-	Health and
	Special	Generations	purpose	related to the	funded	education			Consolidation
	funds	Fund	accounts	tax system	bodies	networks	(1)	Total	adjustments	(2)	Total
Revenue	1 201	142	156	373	1 850	—		3 722	–2 255		1 467
Expenditure
Expenditure	–1 058	—	–156	–373	–2 115	109		–3 593	2 163		–1 430
Debt service	–172	—	—	—	–87	—		–259	92		–167
Total	–1 230	—	–156	–373	–2 202	109		–3 852	2 255		–1 597
RESULTS	–29	142	—	—	–352	109		–130	—		–130
	April 2014 to March 2015
				Transfers	Non-
			Specified	(expenditures)	budget-	Health and
	Special	Generations	purpose	related to the	funded	education			Consolidation
	funds	Fund	accounts	tax system	bodies	networks	(1)	Total	adjustments	(2)	Total
Revenue	11 480	1 279	990	6 005	22 650	—		42 404	–23 088		19 316
Expenditure
Expenditure	–8 716	—	–990	–6 005	–21 666	–79		–37 456	22 006		–15 450
Debt service	–2 124	—	—	—	–913	—		–3 037	1 082		–1 955
Total	–10 840	—	–990	–6 005	–22 579	–79		–40 493	23 088		–17 405
RESULTS	640	1 279	—	—	71	–79		1 911	—		1 911
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending from the general fund.

❑	2015-2016 publication dates of the Monthly Report on Financial Transactions

For 2015-2016, barring exceptional circumstances requiring postponement, the monthly reports for 2015-2016 will be published on the following dates:

2015-2016 publication dates for 2015-2016

Report at May 31	August 21, 2015
Report at June 30	Septembre 11, 2015
Report at July 31	October 16, 2015
Report at August 31	November 13, 2015
Report at September 30	December 11, 2015
Report at October 31	January 22, 2016
Report at November 30	February 19, 2016
Report at December 31	March 18, 2016
Report at January 31	April 15, 2016
Report at February 29	May 13, 2016
Preliminary report at March 31	June 30, 2016

For more information, contact the Direction des Communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.